EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Announces U.S. Department of Energy Award to MIT to Study the Deployment of Accident Tolerant Fuels in Small Modular Reactors

Study will Simulate the Fuel and Safety Performance of Lightbridge Fuel for the NuScale SMR

RESTON, Va., June 22, 2022 (GLOBE NEWSWIRE) – Lightbridge Corporation (Nasdaq: LTBR), an advanced nuclear fuel technology company, today announced that the Massachusetts Institute of Technology (“MIT”) has been awarded approximately $800,000 by the U.S. Department of Energy’s (“DOE”) Nuclear Energy University Program R&D Awards to study the deployment of Accident Tolerant Fuels in Small Modular Reactors. The project will be funded in its entirety by the DOE, with the goal of bringing collaborative teams together to solve complex problems to advance nuclear technology and understanding. Among other objectives, the project will simulate the fuel and safety performance of Lightbridge Fuel™ inside a small modular reactor (“SMR”) designed by industry leader NuScale Power (NYSE: SMR). An abstract of the study can be found here: https://neup.inl.gov/FY22%20Abstracts/CFA-22-27048_TechnicalAbstract_2022CFATechnicalAbstract22-27048.pdf

Seth Grae, President and CEO of Lightbridge commented, “We are honored to have the opportunity to collaborate with MIT’s prestigous Department of Nuclear Science & Engineering (NSE) in this important study, where MIT will simulate the usage and safety performance of Lightbridge Fuel™ inside of a NuScale Power small modular reactor. Importantly, this research dovetails with our strategic focus on fueling SMRs of the future and the potential additional benefits Lightbridge Fuel rods will bring to SMRs.”

José N. Reyes, Ph.D., Co-founder and Chief Technology Officer of NuScale Power commented, ”NuScale is proud to have our groundbreaking SMR technology as a part of this important study. We share the goals of the DOE and the Nuclear Energy University Program in expanding access to nuclear energy, the nation's largest source of clean power, while collaborating with the next generation of nuclear industry leaders at MIT.”

“SMR's enhanced safety features provide flexibility in adoption of future advanced fuel technologies for improved performance,” commented Koroush Shirvan, Principal Investigator of the study and assistant professor in MIT’s Department of Nuclear Science and Engineering.

“We also appreciate the lasting commitment demonstrated by the DOE to support the development of advanced nuclear technologies like Lightbridge Fuel. Previously, Lightbridge had been awarded two GAIN vouchers by the DOE, relating to our fuel and our proprietary manufacturing process, respectively. Today’s announcement provides Lightbridge another non-dilutive opportunity to advance our fuel development, while further strengthening our association with the DOE,” concluded Mr. Grae.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology development company positioned to enable carbon-free energy applications that will be essential in preventing climate change. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for small modular reactors, as well as existing large light-water reactors, which significantly enhances safety, economics, and proliferation resistance. To date, Lightbridge has been awarded twice by the U.S. Department of Energy’s Gateway for Accelerated Innovation in Nuclear program to support development of Lightbridge Fuel™. Lightbridge’s innovative fuel technology is backed by an extensive worldwide patent portfolio. Lightbridge is included in the Russell Microcap® Index. For more information, please visit: www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, other steps to commercialize Lightbridge Fuel™ and future governmental support and funding for nuclear energy. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; the Company’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors, including small modular reactors; the Company's ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in the Company’s fuel development timeline; the increased costs associated with metallization of our nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; risks associated with war in Europe; risks associated with limited availability of conversion and enrichment services for nuclear fuel production; changes in the laws, rules and regulations governing the Company’s business; development and utilization of, and challenges to, our intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in its other filings with the Securities and Exchange Commission, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements,” all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (646) 828-8710

ir@ltbridge.com

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